Exhibit 99.1

                                 PRESS RELEASE
                   Virtual Academics to Change Name to Cenuco
             Company views wireless subsidiary as future of business

Boca Raton, FL.--(BUSINESS WIRE)--January 2, 2003--Boca Raton-based Virtual Academics (OTCBB: VADC) today announced it is changing its name to Cenuco, Inc. and symbol to CNUO. The Board of Directors of Virtual Academics.Com, Inc. recommended and the majority of the shareholders approved the change of its name to Cenuco, Inc. to better reflect its business direction and operation. Reflecting the changing focus of its business, the company plans to accelerate the development of its suite of fully integrative wireless solutions for the Security, Real Estate and Insurance markets.

The change in name signifies the company's focus on its development of wireless applications, while maintaining its market presence in the distance-learning sector. The company will continue to expand its online distance-learning programs, including the AIG Environmental Institute, the Innovation Institute, Barrington University and the Academy of Health Science and Nutrition.

The development and cultivation of wireless applications will now serve as the focal point for the Company's initiatives. Already, the wireless subsidiary has produced viable solutions for the real estate and security markets. Over 40,000 real estate professionals in the U.S utilize the Company's wireless real estate solution, the Real Estate Pipeline(TM). In addition, Cenuco is poised to launch its line of wireless video monitoring solutions, MommyTrack(TM) and CenVid(TM). Both products offer the world's first truly mobile surveillance monitoring solution for the consumer and business market.

"We are very pleased with the burgeoning development of Cenuco and the diversification it brings to the company," said Steven Bettinger, Cenuco's President. "The change in name not only reflects our growth, but also our faith that Cenuco is the future of the company."

The Company will maintain corporate headquarters in Boca Raton, FL with the ticker symbol to change from "VADC" to "CNUO"

About Cenuco- Cenuco Inc.-offers end-to-end wireless solutions that integrate wireless technology with existing infrastructures and databases for transference of information via wireless devices. The Company has a suite of robust native applications scalable to specific industry needs. Cenuco is also an education solutions provider that owns and operates online distance learning schools offering Internet and wireless training. For more than ten years, Cenuco has offered certificate and degree programs in multiple languages to students from more than 80 countries around the world.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and /or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and the Company's ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.